Prospectus Supplement No. 1 dated January 9, 1997, to the
                  Prospectus (the "Prospectus") of United Waste
                   Systems, Inc.(the "Company"), dated November 5, 1996
                  (included in Registration Statement on
                         Form S-3, No. 333-14083)
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     The Prospectus under the caption "Selling Stockholders"
indicates that Thomas G. Jones is a Selling Stockholder with respect to 73,146 shares of Common Stock of the Company. Mr. Jones has heretofore transferred 28,571 of such shares to the "Thomas
Glenn Jones Charitable Remainder Trust". As a result, the Thomas
Glenn Jones Charitable Remainder Trust is currently a Selling
Stockholder for purposes of the Prospectus with respect to such 28,571 shares of Common Stock transferred to it by Mr. Jones.
Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.